Exhibit 99.1

NEWS RELEASE

SPX REPORTS FOURTH QUARTER 2008 RESULTS

Revenues and Segment Income up 17%

Adjusted Earnings Per Share from Continuing Operations Exceeds Guidance

CHARLOTTE, NC — February 25, 2009 — SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2008:

Fourth Quarter Highlights:

•                  Revenues increased 16.9% to $1.51 billion from $1.29 billion in the year-ago quarter.  Organic revenue growth* was 6.7%, while completed acquisitions increased reported revenues by 14.5%. Currency fluctuations decreased reported revenues by 4.3%.

•                  Segment income and margins were $226.5 million and 15.0%, compared with $193.8 million and 15.0% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was a loss of $0.20, compared with income of $1.85 in the year-ago quarter.  Fourth quarter 2008 results include a non-cash charge of $123.0 million ($119.4, net of tax), or $2.26 per share, for impairment of intangible assets at the company’s boiler unit. This charge was taken in conjunction with the company’s year-end impairment testing as required under SFAS No. 142, and resulted from the impact of the substantial deterioration in economic conditions in the fourth quarter of 2008.

•                  Adjusted net income per share from continuing operations* was $2.06, excluding the impact of the impairment charge noted above, as compared to the company’s guidance of $1.90 to $2.00.

•                  Net cash from continuing operations was $253.7 million, compared with $280.3 million in 2007. Increased cash spending for restructuring actions, primarily associated with the integration of APV, drove the majority of the decline.

•                  Free cash flow from continuing operations* during the quarter was $213.6 million, compared with $244.6 million in the year-ago quarter.  The decrease was due primarily to the cash restructuring noted above and increased capital expenditures to support the continued growth in the company.

Full Year 2008 Highlights:

•                  Revenues increased 28.0% to $5.85 billion from $4.58 billion in 2007.  Organic revenue growth* was 6.2%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 20.3% and 1.5%, respectively.

•                  Segment income and margins were $801.6 million and 13.7%, compared with $606.2 million and 13.2% in 2007.

•                  Diluted net income per share from continuing operations was $4.68, compared with $5.23 in 2007.  The primary driver of the decrease was the Q4 non-cash impairment charge of $119.4 million, net of tax, noted previously. For the full year, this charge equates to a charge of $2.21 per share.

•                  Adjusted net income per share from continuing operations* was $6.53, as compared to the company’s guidance of $6.40 to $6.50, and $4.85 in 2007.  The primary driver of the improvement over 2007 was increased segment income.

•                  Net cash from continuing operations was $404.7 million, compared with $411.1 million in 2007. Free cash flow from continuing operations* was $288.3 million, compared with $328.5 million in 2007. The primary driver of the decline in free cash flow was increased capital expenditures in 2008 to support the continued growth of the company.

Chris Kearney, Chairman, President and CEO said, “2008 was a very strong year for SPX.  We continued to deliver growth and improvement across the company, reduced our debt and leverage statistics, improved our processes and enhanced our talent base around the world. We also made substantial strategic progress, monetizing non-core assets and initiating the integration of our APV acquisition.

“However, global economic conditions changed drastically in the final months of the year, and we were not immune to these events. We experienced backlog declines in the fourth quarter, and were required to record an impairment charge to the asset value of one of our businesses. The first quarter of 2009 continues to be difficult for our customers, and we are anticipating that trend will continue throughout the year. Nevertheless, we remain squarely focused on managing the company through these difficult conditions, and our strong liquidity will enable us to be flexible in executing on our long term strategy for growth.” Kearney concluded.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2008 were $479.1 million compared to $310.5 million in the fourth quarter of 2007, an increase of $168.6 million, or 54.3%.  The increase was due primarily to the acquisition of APV and organic revenue growth* of 3.4%. The organic revenue growth related primarily to strong sales into the power and oil and gas markets, as well as pricing improvements and new product introductions.  The impact of currency fluctuations decreased revenues by 8.4% from the year-ago quarter.

Segment income was $71.2 million, or 14.9% of revenues, in the fourth quarter of 2008 compared to $50.8 million, or 16.4% of revenues, in the fourth quarter of 2007.  The increase in segment income was due primarily to the APV acquisition, as well as the strong level of organic growth. The decline in segment margins was also due to the APV acquisition, which currently operates at margins below the rest of the segment, offset partially by margin expansion in the remainder of the segment.

Test and Measurement

Revenues for the fourth quarter of 2008 were $250.3 million compared to $315.0 million in the fourth quarter of 2007, a decrease of $64.7 million, or 20.5%.  Organic revenues* declined 17.1%, due primarily to lower North American aftermarket and dealer equipment tool volumes.  The impact of currency fluctuations decreased revenues by 4.3% from the year-ago quarter.

Segment income was $18.0 million, or 7.2% of revenues, in the fourth quarter of 2008 compared to $40.9 million, or 13.0% of revenues, in the fourth quarter of 2007.  The decline in segment income and margins was due primarily to the organic revenue decline noted above.

Thermal Equipment and Services

Revenues for the fourth quarter of 2008 were $497.1 million compared to $437.6 million in the fourth quarter of 2007, an increase of $59.5 million, or 13.6%.  Organic revenues* increased 16.9% in the quarter, driven by continued strength in global power equipment sales as well as timing of large project revenues. The impact of currency fluctuations decreased reported revenues by 3.3% from the year-ago quarter.

Segment income was $70.0 million, or 14.1% of revenues, in the fourth quarter of 2008 compared to $52.3 million, or 12.0% of revenues, in the fourth quarter of 2007.  The increase in segment income and margins was due primarily to the organic growth noted above, as well as improved project mix in 2008.

Industrial Products and Services

Revenues for the fourth quarter of 2008 were $281.2 million compared to $226.5 million in the fourth quarter of 2007, an increase of $54.7 million, or 24.2%.  The increase was due primarily to organic revenue growth* of 25.0%, related largely to increased sales of domestic power transformers and crystal growing equipment.  The impact of currency fluctuations decreased revenues by 0.8% from the year-ago quarter.

Segment income was $67.3 million, or 23.9% of revenues, in the fourth quarter of 2008 compared to $49.8 million, or 22.0% of revenues, in the fourth quarter of 2007.  The increase in segment income and margins was driven largely by the organic growth noted above, in addition to manufacturing efficiencies achieved from continuous improvement initiatives across the segment.

OTHER ITEMS

Dividend:   On February 23, 2009, the Board of Directors announced a quarterly dividend of $0.25 per common share payable on April 2, 2009, to shareholders of record on March 13, 2009.  The fourth quarter 2008 dividend of $0.25 per common share was paid on January 2, 2009.

Share Repurchases:  On September19, 2008, the company announced that it had adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of up to 3.0 million shares of its common stock on or before October 30, 2009, in accordance with a share repurchase program authorized by its Board of Directors.

On December 18, 2008, the company announced that the repurchases under that plan had been completed, and that it had adopted an additional written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of up to 3.0 million additional shares of its common stock on or before December 31, 2009, in accordance with a share repurchase program authorized by its Board of Directors.

During the fourth quarter, the company repurchased a total of 3.6 million shares of its common stock for $122.9 million. In 2009, through February 24, the company has repurchased 1.9 million shares of its common stock for $82.5 million.

Discontinued Operations:  During the third quarter of 2008, the company committed to a plan to divest two product lines, one previously reported in its Flow Technology segment and one previously reported in its Test and Measurement segment. The sales of these product lines have been completed.

During the fourth quarter of 2008, the company committed to a plan to divest a product line which was previously reported in its Industrial Products and Services segment.  This sale is expected to be completed in 2009.

The financial condition, results of operations, cash flows and any gain or loss anticipated or realized from the sale of the product lines discussed above have been reported as discontinued operations in the attached condensed consolidated financial statements.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission by March 2, 2009.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; custom engineered process equipment that assists a variety of flow processes including food and beverage manufacturing, oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs more than 17,000 people worldwide in over 35 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenues	$1,507.7	$1,289.7	$5,855.7	$4,575.4

Costs and expenses:
Cost of products sold	1,045.0	891.2	4,084.0	3,248.3
Selling, general and administrative	274.2	249.9	1,132.4	886.4
Intangible amortization	6.0	5.0	25.7	17.8
Impairment of goodwill and other intangible assets	123.0	4.0	123.0	4.0
Special charges, net	7.5	1.2	17.2	5.2
Operating income	52.0	138.4	473.4	413.7

Other income (expense), net	4.1	(1.4)	(7.8)	(2.7)
Interest expense	(27.3)	(24.3)	(116.0)	(76.9)
Interest income	3.3	2.8	10.9	9.1
Loss on early extinguishment of debt	—	—	—	(3.3)
Equity earnings in joint ventures	12.4	10.8	45.6	39.9
Income from continuing operations before income taxes	44.5	126.3	406.1	379.8
Income tax provision	(55.2)	(27.4)	(152.9)	(85.5)
Income (loss) from continuing operations	(10.7)	98.9	253.2	294.3

Income (loss) from discontinued operations, net of tax	0.4	(1.8)	6.5	3.4
Gain (loss) on disposition of discontinued operations, net of tax	(15.0)	11.1	(11.8)	(3.5)
Income (loss) from discontinued operations	(14.6)	9.3	(5.3)	(0.1)

Net income (loss)	$(25.3)	$108.2	$247.9	$294.2

Basic income per share of common stock
Income (loss) from continuing operations	$(0.20)	$1.90	$4.77	$5.37
Income (loss) from discontinued operations	(0.28)	0.18	(0.10)	(0.01)
Net income (loss) per share	$(0.48)	$2.08	$4.67	$5.36

Weighted average number of common shares outstanding - basic	52.802	51.973	53.046	54.842

Diluted income per share of common stock
Income (loss) from continuing operations	$(0.20)	$1.85	$4.68	$5.23
Income (loss) from discontinued operations	(0.28)	0.17	(0.09)	(0.01)
Net income (loss) per share	$(0.48)	$2.02	$4.59	$5.22

Weighted average number of common shares outstanding - diluted	52.802	53.438	54.062	56.307

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$475.9	$354.1
Accounts receivable, net	1,306.9	1,253.5
Inventories, net	667.0	657.5
Other current assets	185.3	111.9
Deferred income taxes	75.6	92.9
Assets of discontinued operations	80.3	287.8
Total current assets	2,791.0	2,757.7
Property, plant and equipment
Land	31.6	36.5
Buildings and leasehold improvements	235.6	220.6
Machinery and equipment	671.1	582.3
	938.3	839.4
Accumulated depreciation	(437.7)	(383.3)
Net property, plant and equipment	500.6	456.1
Goodwill	1,779.7	1,912.8
Intangibles, net	646.8	706.9
Other assets	382.3	403.9
TOTAL ASSETS	$6,100.4	$6,237.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$634.0	$704.1
Accrued expenses	1,156.2	1,029.7
Income taxes payable	45.7	7.5
Short-term debt	112.9	254.3
Current maturities of long-term debt	76.4	78.9
Liabilities of discontinued operations	20.2	98.6
Total current liabilities	2,045.4	2,173.1

Long-term debt	1,155.4	1,234.6
Deferred and other income taxes	82.4	238.9
Other long-term liabilities	788.9	574.4
Total long-term liabilities	2,026.7	2,047.9

Minority interest	17.5	10.4
Shareholders’ equity:
Common stock	972.3	963.5
Paid-in capital	1,393.9	1,296.0
Retained earnings	2,240.5	2,045.9
Accumulated other comprehensive income (loss)	(179.9)	38.1
Common stock in treasury	(2,416.0)	(2,337.5)
Total shareholders’ equity	2,010.8	2,006.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,100.4	$6,237.4

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Twelve months ended
	December 31, 2008	December 31, 2007
Cash flows from (used in) operating activities:
Net income	$247.9	$294.2
Less: Income from discontinued operations, net of tax	(5.3)	(0.1)
Income from continuing operations	253.2	294.3
Adjustments to reconcile income from continuing operations to net cash from operating activities
Special charges, net	17.2	5.2
Impairment of goodwill and other intangible assets	123.0	4.0
Loss on early extinguishment of debt	—	3.3
Deferred and other income taxes	25.4	(9.5)
Depreciation and amortization	104.5	73.5
Pension and other employee benefits	54.8	58.0
Stock-based compensation	41.5	39.5
Other, net	31.7	5.1
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures Accounts receivable and other	(295.6)	18.6
Inventories	(48.1)	(33.7)
Accounts payable, accrued expenses and other	125.2	(41.9)
Payments to terminate interest rate swap agreements	—	(0.4)
Cash spending on restructuring actions	(28.1)	(4.9)
Net cash from continuing operations	404.7	411.1
Net cash from discontinued operations	0.3	49.2
Net cash from operating activities	405.0	460.3

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	1.3	3.3
Increase in restricted cash	(14.0)	—
Business acquisitions and investments, net of cash acquired	(15.0)	(567.2)
Capital expenditures	(116.4)	(82.6)
Net cash used in continuing operations	(144.1)	(646.5)
Net cash from discontinued operations	130.5	117.8
Net cash used in investing activities	(13.6)	(528.7)

Cash flows from (used in) financing activities:
Borrowing under revolving loan facilities	585.5	1,606.3
Repayments under revolving loan facilities	(710.5)	(1,560.6)
Borrowings under senior notes	—	500.0
Borrowings under trade receivable agreement	261.0	586.0
Repayments under trade receivable agreement	(331.0)	(517.0)
Net repayments under other financing arrangements	(28.3)	(21.7)
Purchases of common stock	(115.2)	(715.9)
Proceeds from the exercise of employee stock options and other, net	81.5	133.0
Financing fees paid	(1.2)	(15.1)
Dividends paid	(53.5)	(56.5)
Net cash used in continuing operations	(311.7)	(61.5)
Net cash used in discontinued operations	(0.4)	(6.0)
Net cash used in financing activities	(312.1)	(67.5)
Change in cash and equivalents due to changes in foreign exchange rates	42.5	12.8
Net change in cash and equivalents	121.8	(123.1)
Consolidated cash and equivalents, beginning of period	354.1	477.2
Consolidated cash and equivalents, end of period	$475.9	$354.1

Cash and equivalents of continuing operations	$475.9	$354.1
Cash and equivalents of discontinued operations	$—	$—

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Twelve months ended
	December 31, 2008	December 31, 2007%		December 31, 2008	December 31, 2007%
Flow Technology

Revenues	$479.1	$310.5	54.3%	$1,998.7	$1,070.0	86.8%
Gross profit	160.7	106.6		630.4	376.9
Selling, general and administrative expense	86.5	54.4		374.9	196.7
Intangible amortization expense	3.0	1.4		12.1	4.8
Segment income	$71.2	$50.8	40.2%	$243.4	$175.4	38.8%
as a percent of revenues	14.9%	16.4%		12.2%	16.4%

Test and Measurement

Revenues	$250.3	$315.0	-20.5%	$1,100.3	$1,079.8	1.9%
Gross profit	66.3	97.5		325.6	320.6
Selling, general and administrative expense	46.6	54.8		209.2	196.4
Intangible amortization expense	1.7	1.8		7.6	5.9
Segment income	$18.0	$40.9	-56.0%	$108.8	$118.3	-8.0%
as a percent of revenues	7.2%	13.0%		9.9%	11.0%

Thermal Equipment and Services

Revenues	$497.1	$437.6	13.6%	$1,690.1	$1,560.5	8.3%
Gross profit	134.1	117.7		441.0	376.5
Selling, general and administrative expense	62.9	63.9		231.2	207.5
Intangible amortization expense	1.2	1.5		5.4	6.3
Segment income	$70.0	$52.3	33.8%	$204.4	$162.7	25.6%
as a percent of revenues	14.1%	12.0%		12.1%	10.4%

Industrial Products and Services

Revenues	$281.2	$226.5	24.2%	$1,066.6	$865.1	23.3%
Gross profit	104.1	80.6		383.9	268.9
Selling, general and administrative expense	36.7	30.5		138.3	118.3
Intangible amortization expense	0.1	0.3		0.6	0.8
Segment income	$67.3	$49.8	35.1%	$245.0	$149.8	63.6%
as a percent of revenues	23.9%	22.0%		23.0%	17.3%

Total segment income	$226.5	$193.8		$801.6	$606.2
Corporate expenses	26.9	30.4		107.7	100.3
Pension and postretirement expense	9.0	11.0		38.8	43.5
Stock-based compensation expense	8.1	8.8		41.5	39.5
Impairment of goodwill and other intangibles	123.0	4.0		123.0	4.0
Special charges, net	7.5	1.2		17.2	5.2
Consolidated Operating Income	$52.0	$138.4	-62.4%	$473.4	$413.7	14.4%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three Months ended December 31, 2008
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology	54.3%	59.3%	(8.4)%	3.4%

Test and Measurement	(20.5)%	0.9%	(4.3)%	(17.1)%

Thermal Equipment and Services	13.6%	—%	(3.3)%	16.9%

Industrial Products and Services	24.2%	—%	(0.8)%	25.0%

Consolidated	16.9%	14.5%	(4.3)%	6.7%

	Twelve months ended December 31, 2008
	Net Revenue		Foreign	Organic Revenue
	Growth	Acquisitions	Currency	Growth (Decline)

Flow Technology	86.8%	78.9%	(0.1)%	8.0%

Test and Measurement	1.9%	7.7%	1.4%	(7.2)%

Thermal Equipment and Services	8.3%	—%	3.5%	4.8%

Industrial Products and Services	23.3%	—%	0.1%	23.2%

Consolidated	28.0%	20.3%	1.5%	6.2%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net cash from continuing operations	$253.7	$280.3	$404.7	$411.1

Capital expenditures - continuing operations	(40.1)	(35.7)	(116.4)	(82.6)

Free cash flow from continuing operations	$213.6	$244.6	$288.3	$328.5

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Twelve months ended
December 31, 2008

Beginning cash	$354.1

Operational cash flow	404.7
Business acquisitions and investments, net of cash acquired	(15.0)
Capital expenditures	(116.4)
Increase in restricted cash	(14.0)
Proceeds from asset sales and other	1.3
Borrowings under revolving loan facilities	585.5
Repayments under revolving loan facilities	(710.5)
Net repayments under other financing arrangements	(28.3)
Net repayments under trade receivable agreement	(70.0)
Purchases of common stock	(115.2)
Proceeds from the exercise of employee stock options and other	81.5
Financing fees paid	(1.2)
Dividends paid	(53.5)
Cash from discontinued operations	130.4
Change in cash due to change in foreign exchange rates	42.5

Ending cash	$475.9

	Debt at				Debt at
	12/31/2007	Borrowings	Repayments	Other	12/31/2008

Term loan	$750.0	$—	$(75.0)	$—	$675.0
Domestic revolving loan facility	115.0	485.5	(535.5)	—	65.0
Global revolving loan facility	—	100.0	(100.0)	—	—
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	70.0	261.0	(331.0)	—	—
Other indebtedness	83.3	—	(28.3)	0.2	55.2

Totals	$1,567.8	$846.5	$(1,069.8)	$0.2	$1,344.7

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited; in millions, except per share)

	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Diluted net income (loss) per share of common stock from continuing operations	$(0.20)	$1.85	$4.68	$5.23

Impairment of goodwill and other intangible assets	2.26	0.05	2.21	0.05

Tax matters	—	(0.26)	(0.47)	(0.59)

Legal matters	—	0.06	0.11	0.06

Adjusted diluted net income per share of common stock from continuing operations	2.06	1.70	6.53	4.75
Businesses discontinued during 2008	—	—	—	0.10
Adjusted diluted net income per share of common stock from continuing operations as reported in 2007	$2.06	$1.70	$6.53	$4.85